                                                                       EX-99.1

[LOGO] Mellon                                         News Release


Contact:    MEDIA:                ANALYSTS:
            -----                 --------
            James J. Dever      Donald J. MacLeod     Corporate Affairs
            (412) 236-1752      (412) 234-5601        One Mellon Bank Center
                                David T. Lamar        Pittsburgh, PA 15258-0001
                                (412) 234-4633


FOR IMMEDIATE RELEASE


               MELLON REPORTS RECORD SECOND QUARTER 1996 RESULTS
               -------------------------------------------------


                                           Three months                           Six months
                                          ended June 30,                        ended June 30,
Financial Highlights                     1996       1995      Change           1996       1995      Change
- ----------------------------------------------------------------------------------------------------------
Earnings per common share (primary)       $1.26     $1.09      16%            $2.50      $2.17        15%
Earnings per common share (fully diluted) $1.26     $1.09      16%            $2.50      $2.16        16%
Return on common equity*                  20.4%     17.5%      290   bp       20.0%      17.5%        250   bp
Return on tangible common equity*         31.3%     26.6%      470   bp       30.7%      26.8%        390   bp
Return on assets*                         1.70%     1.75%       (5)  bp       1.73%      1.76%         (3)  bp
Return on tangible assets*                1.92%     1.99%       (7)  bp       1.96%      2.00%         (4)  bp
Average common shares
  outstanding (primary) (000)          133,229    148,055  (14,826)        134,869    148,398     (13,529)
- ----------------------------------------------------------------------------------------------------------
* Annualized


PITTSBURGH, July 16, 1996 -- Mellon Bank Corporation (NYSE: MEL) today reported record second quarter 1996 earnings per common share of $1.26, an increase of 16 percent, compared with $1.09 per common share in the second quarter of 1995.
Net income applicable to common stock was $169 million compared with $162 million in the second quarter of 1995. Annualized return on common shareholders' equity and return on assets were 20.4 percent and 1.70 percent, respectively, in the second quarter of 1996, compared with 17.5 percent and 1.75 percent, respectively, in the second quarter of 1995.

                                     -more-

Mellon Reports Earnings
July 16, 1996
Page 2


     "Our individual lines of business are doing very well, and our earnings reflect broad-based favorable results across all four of our major business sectors," said Frank V. Cahouet, Mellon chairman, president and chief executive officer. "We believe our strategy of balance is continuing to perform well for shareholders."

     Earnings per common share in the second quarter of 1996 reflects the 1995 and 1996 repurchases of 21 million common shares, prior to any reissuances, as
well as the repurchase of warrants for 4.5 million common shares.    After
giving effect to net repurchases of approximately $760 million of common shares and warrants outstanding, valued at the short-term funding rate, the lower share count increased earnings per share 7 percent while ongoing business growth increased earnings per share 9 percent.

     Net interest revenue for the quarter was $372 million, down $13 million, or 4 percent, from $385 million in the same prior-year period. This reduction resulted primarily from the credit card and home equity loan securitizations and the repurchase of common shares and warrants. Fee revenue was $474 million, up $69 million, or 17 percent, from $405 million in the second quarter of 1995.
The increase in fee revenue was attributable to higher institutional trust fees and mutual fund management revenue, higher mortgage servicing fees, increased credit card revenue and a gain on a partial sale of an equity interest. The increase in credit card revenue resulted from the credit card securitization.

     Operating expense before net revenue from acquired property for the second quarter of 1996 was $541 million, up $33 million or 7 percent, from $508 million in the second quarter of 1995. The increase resulted primarily from higher staff expense and higher amortization expense from purchased mortgage servicing rights, offset in part by lower FDIC deposit insurance assessment expense.

                                     -more-

Mellon Reports Earnings
July 16, 1996
Page 3


     Credit quality expense was $24 million in the second quarter of 1996, compared with $12 million in the second quarter of 1995. This increase resulted from a $7 million decrease in net revenue from acquired property and a $5 million increase in the provision for credit losses. Net credit losses were $26 million in the second quarter of 1996, compared with $46 million in the second quarter of 1995, primarily as a result of lower credit card and commercial loan net credit losses.

     Nonperforming assets totaled $203 million at June 30, 1996, their lowest level since 1982, compared with $250 million at March 31, 1996, and $276 million at June 30, 1995. The Corporation's nonperforming assets ratio at June 30, 1996, was .74 percent, compared with .93 percent at March 31, 1996, and .99 percent at June 30, 1995.

     With balance sheet assets of approximately $43 billion and assets under management or administration of more than $1.1 trillion, Mellon Bank Corporation is a major financial services company headquartered in Pittsburgh; its primary subsidiary is Mellon Bank, N.A. Mellon provides a full range of banking and investment products and services to individuals and small, midsize and large businesses and institutions. Its principal mutual fund business is The Dreyfus Corporation.


                                      ###


               NOTE:  Detailed supplemental information follows.

Mellon Reports Earnings
July 16, 1996
Page 4


Tangible Operating Results
- --------------------------

Except for the merger with Dreyfus, which was accounted for under the "pooling of interests" method, the Corporation has been required to account for business combinations under the "purchase" method of accounting. The purchase method results in the recording of goodwill and other identified intangibles which are amortized as noncash charges in future years into operating expense. Had the Corporation accounted for these business combinations under the pooling of interests method, these intangibles and their related amortization would not have been recorded. The tangible operating results are shown in the table below.


(dollar amounts in millions,      Three months                     Six months
 common shares in thousands,      ended June 30,                  ended June 30,
 ratios annualized)               1996      1995     Change       1996      1995    Change
- ------------------------------------------------------------------------------------------
Net income applicable to
  common stock                 $   169   $   162   $     7    $   338   $   322     $   16
After tax impact of
  amortization of
  intangibles from
  purchase acquisitions             18        19        (1)        37        37         --
- ------------------------------------------------------------------------------------------
    Tangible net income
       applicable to
        common stock           $   187   $   181   $     6    $   375   $   359     $   16
- ------------------------------------------------------------------------------------------
Average common equity          $ 3,327   $ 3,726   $  (399)   $ 3,393   $ 3,713     $ (320)
Average goodwill and
  other intangibles                923     1,004       (81)       934     1,015        (81)
- ------------------------------------------------------------------------------------------
    Average tangible
      common equity            $ 2,404   $ 2,722    $ (318)   $ 2,459   $ 2,698    $  (239)

Return on tangible
  common equity                   31.3%     26.6%       470 bp   30.7%     26.8%       390 bp
- ------------------------------------------------------------------------------------------
Average total assets          $ 42,096  $ 39,370   $  2,726  $ 41,472  $ 39,130   $  2,342
Average goodwill and
  other intangibles                923     1,004        (81)      934     1,015        (81)
- ------------------------------------------------------------------------------------------
    Average tangible
      assets                  $ 41,173  $ 38,366   $  2,807  $ 40,538  $ 38,115   $  2,423

Return on tangible assets        1.92%      1.99%        (7)bp   1.96%     2.00%        (4)bp
- ------------------------------------------------------------------------------------------
Average common shares and
  equivalents outstanding
  (primary)                   133,229    148,055    (14,826)  134,869   148,398    (13,529)
- ------------------------------------------------------------------------------------------

Mellon Reports Earnings
July 16, 1996
Page 5



Net Interest Revenue
- --------------------
                                 Three months                        Six months
                                 ended June 30,                     ended June 30,
(in millions)                   1996       1995    Change          1996      1995    Change
- -------------------------------------------------------------------------------------------
Net interest revenue (FTE)     $374       $387    $  (13)          $740      $779   $  (39)
Net interest margin (FTE)      4.30%      4.69%      (39)bp       4.32%     4.75%      (43)bp
Average securities          $ 6,658    $ 4,681    $1,977       $ 5,999   $ 4,785    $1,214
Average loans               $26,798    $27,076    $ (278)      $26,928   $26,874    $   54
Average interest-earning
 assets                     $35,024    $33,142    $1,882       $34,425   $33,124    $1,301
- -------------------------------------------------------------------------------------------


The decrease in net interest revenue and the net interest margin in the second quarter of 1996, compared with the second quarter of 1995, resulted from the effect of the November 1995 $950 million credit card securitization, the March 1996 $650 million home equity loan securitization and funding costs related to the repurchase of common stock and warrants. Excluding the effect of the loan securitizations and the equity repurchases, the net interest revenue and net interest margin for the second quarter of 1996 would have been approximately $415 million and 4.55%. The foregone net interest revenue from the loan securitizations is substantially offset by higher servicing fee revenue and lower net credit losses. Net interest revenue in the second quarter of 1996 was favorably impacted by higher loan fees and a higher level of retail demand deposits which were partially offset by the migration of retail customers from lower cost interest-bearing deposit products to higher cost products.

Average loans decreased $278 million in the second quarter of 1996, compared with the prior-year period, primarily as a result of the loan securitizations and jumbo residential mortgage loan sales. Excluding the loan securitizations and sales, loans increased approximately $2.1 billion, compared with the prior year period, primarily as a result of increases in domestic wholesale, credit card, retail and mortgage warehouse loans.

Mellon Reports Earnings
July 16, 1996
Page 6


The decrease in net interest revenue and the net interest margin in the first six months of 1996 principally resulted from the same factors responsible for the second quarter decrease.

Credit Quality Expense and Net Credit Losses
- --------------------------------------------

                                     Three months                  Six months
                                     ended June 30,               ended June 30,
(in millions)                        1996    1995    Change      1996    1995      Change
- ------------------------------------------------------------------------------------------
Provision for credit losses           $25     $20    $  5         $50     $40      $ 10
Net revenue from acquired property     (1)     (8)     (7)         (9)    (12)       (3)
- ------------------------------------------------------------------------------------------
    Credit quality expense            $24     $12    $ 12         $41     $28      $ 13
- ------------------------------------------------------------------------------------------
Net credit losses (recoveries)(a):
 Domestic:
  Credit card                         $27     $41    $(14)        $43     $68      $(25)
  Other consumer credit                 3       4      (1)          8       8         -
  Commercial real estate               (2)     (5)      3           1      (5)        6
  Commercial and financial             (2)      8     (10)          3       5        (2)
- ------------------------------------------------------------------------------------------
   Total domestic                      26      48     (22)         55      76       (21)
 International                          -      (2)      2          (1)     (4)        3
- ------------------------------------------------------------------------------------------
    Total net credit losses            $26     $46    $(20)        $54     $72     $(18)
- ------------------------------------------------------------------------------------------
Annualized net credit losses
 to average loans                     .40%    .67%      (27)bp     .41%    .54%     (13)bp
- ------------------------------------------------------------------------------------------

(a) Excludes net credit losses on segregated assets and assets held for accelerated resolution.

Credit quality expense increased $12 million in the second quarter of 1996, compared with the second quarter of 1995, as a result of a $7 million decrease in net revenue from acquired property and a $5 million increase in the provision for credit losses.

The $20 million decrease in net credit losses, compared with the second quarter of 1995, primarily resulted from a lower level of credit card and commercial loan net credit losses. The reduction in credit card net credit losses resulted from the December 1995 transfer of certain CornerStone/sm/ credit card loans, which had a history of delinquency, into an accelerated resolution portfolio. The net carrying value of the accelerated resolution portfolio at June 30, 1996, was $52 million, compared with $65 million at March 31, 1996, and $82 million at year-end 1995. The credit card

Mellon Reports Earnings
July 16, 1996
Page 7


securitization in the fourth quarter of 1995 also was a factor in the reduction of credit card net credit losses.

Net credit losses decreased $18 million in the first half of 1996, compared with the first half of 1995, reflecting the lower level of credit card net credit losses, partially offset by higher commercial real estate net credit losses.

Net credit losses of $26 million in the second quarter of 1996 were down $2 million from the first quarter of 1996 as an $11 million increase in credit card net credit losses was substantially offset by lower commercial loan net credit losses. The increase in credit card net credit losses reflected the expected return to a higher level of delinquencies in the CornerStone/sm/ portfolio following the creation of the accelerated resolution portfolio. The Corporation expects a further increase in credit card net credit losses in the third quarter of 1996, which will fully reflect the delinquency characteristics of the CornerStone/sm/ portfolio following the creation of the accelerated resolution portfolio.

Mellon Reports Earnings
July 16, 1996
Page 8


Noninterest Revenue
- -------------------


                                       Three months                 Six months
                                      ended June 30,             ended June 30,
(in millions)                         1996     1995   Change     1996     1995    Change
- ----------------------------------------------------------------------------------------
Fee revenue:
Trust and investment management:
  Mutual fund:
   Management                         $ 84     $ 76   $  8       $167     $147    $ 20
   Administration/Custody               26       30     (4)        53       60      (7)
  Institutional trust                   62       51     11        121      102      19
  Institutional asset management        35       34      1         69       68       1
  Private asset management              41       34      7         79       67      12
- ----------------------------------------------------------------------------------------
    Total trust and investment
      management fees                  248      225     23        489      444      45
Cash management and deposit
 transaction charges                    52       48      4        101       95       6
Mortgage servicing fees                 44       25     19         85       50      35
Credit card fees                        30       22      8         63       41      22
Foreign currency and
  securities trading                    20       25     (5)        41       49      (8)
Other                                   80       60     20        198      125      73
- ----------------------------------------------------------------------------------------
   Total fee revenue                   474      405     69        977      804     173
Gains on sale of securities              -        1     (1)         1        -       1
- ----------------------------------------------------------------------------------------
     Total noninterest revenue        $474     $406   $ 68       $978     $804    $174
- ----------------------------------------------------------------------------------------


Noninterest revenue increased $68 million, or 17%, in the second quarter of 1996, compared with the prior-year period.

The $23 million, or 10%, increase in trust and investment management fees in the second quarter of 1996, compared with the prior-year period, primarily resulted from an $11 million, or 23%, increase in institutional trust fees, an $8 million, or 10%, increase in mutual fund management revenue and a $7 million, or 20%, increase in private asset management revenue. The increase in institutional trust revenue resulted from new business, including the 1995 acquisition of two corporate trust businesses, and a $5 million increase in securities lending revenue. The increase in securities lending revenue primarily resulted from improved margins in 1996, as well as a higher volume of securities lent in the second quarter of 1996. The higher revenue from the management of mutual funds resulted from a higher average level of

Mellon Reports Earnings
July 16, 1996
Page 9


mutual fund assets managed and lower fee waivers at Dreyfus. The increase in private asset management revenue primarily resulted from an increase in the market value of assets under management and new business.

Average proprietary funds managed at Dreyfus in the second quarter of 1996 were $79 billion, compared with $72 billion in the second quarter of 1995. This increase primarily resulted from higher average institutional money market funds and equity funds.

The increase in cash management fees and deposit transaction charges primarily resulted from higher volumes of new business in remittance processing and electronic products.

The increase in mortgage servicing fees in the second quarter of 1996, compared with the prior-year period, resulted from the acquisition of mortgage servicing rights, including the third quarter 1995 acquisition of Metmor Financial, Inc.

Credit card revenue increased in the second quarter of 1996, compared with the second quarter of 1995, as a result of servicing fee revenue from the securitized credit card receivables. The decrease in foreign currency and securities trading fee revenue in the second quarter of 1996, compared to the prior-year period, was attributable to lower foreign exchange fees earned as a result of lower levels of market volatility and customer activity.

Other fee revenue increased $20 million in the second quarter of 1996, compared with the prior-year period. This increase primarily resulted from a gain on the partial sale of an equity interest in an institutional

Mellon Reports Earnings
July 16, 1996
Page 10


investment management firm and servicing fee revenue from the securitized home equity loans.

The increase in fee revenue in the first six months of 1996, compared with the prior-year period, primarily resulted from the same factors responsible for the second quarter increase. Also impacting the comparison of year-to-date results were the following first quarter 1996 factors which were recorded in other fee revenue: a $28 million gain on the home equity loan securitization; a $14 million increase in gains on disposition of assets and sales of equity securities; and a $10 million increase in fees relating to the electronic filing of income tax returns.


Operating Expense
- -----------------


                                    Three months            Six months
                                    ended June 30,          ended June 30,
(dollar amounts in millions)         1996    1995    Change   1996   1995    Change
- -------------------------------------------------------------------------------------
Staff expense                          $255    $229    $ 26     $532   $469     $ 63
Net occupancy expense                    50      48       2      106     99        7
Professional, legal and
 other purchased services                50      50       -       97     88        9
Equipment expense                        36      34       2       71     68        3
Amortization of mortgage
 servicing rights and purchased
 credit card relationships               27      13      14       55     26       29
Amortization of goodwill
 and other intangible assets             24      24       -       49     48        1
FDIC assessment and regulatory
 examination fees                         2      15     (13)       3     30      (27)
Other expense                            97      95       2      196    179       17
- -------------------------------------------------------------------------------------
 Operating expense before net
     revenue from acquired property     541     508      33    1,109  1,007      102
- -------------------------------------------------------------------------------------
Net revenue from acquired property       (1)     (8)     (7)      (9)   (12)      (3)
- -------------------------------------------------------------------------------------
   Total operating expense             $540    $500   $  40   $1,100 $  995     $105
- -------------------------------------------------------------------------------------
Average full-time equivalent staff   24,600  24,100     500   24,600  24,200     400
- -------------------------------------------------------------------------------------
Efficiency ratio (a)                    64%     64%      -       64%     63%       1
Efficiency ratio excluding
 amortization of goodwill and other
 intangible assets                      61      61       -       62      60        2
- -------------------------------------------------------------------------------------

(a) Operating expense before net revenue from acquired property as a percentage of revenue, computed on a taxable equivalent basis, excluding gains (losses) on the sale of securities.

Operating expense before net revenue from acquired property increased $33 million, or 7%, in the second quarter of 1996, compared with the prior-

Mellon Reports Earnings
July 16, 1996
Page 11


year period. This increase resulted primarily from increases in staff expense and the amortization of mortgage servicing rights, partially offset by lower FDIC deposit insurance assessment expense.

The increase in staff expense resulted primarily from a $16 million increase in incentive and commission expense, compared with a relatively low level in the second quarter of 1995, and a $9 million increase in base salaries, resulting in part from acquisitions. The increase in the amortization of mortgage servicing rights reflects the increase in the Corporation's mortgage servicing portfolio from June 30, 1995. Partially offsetting these increases was a decrease in the FDIC deposit insurance assessment which resulted from the suspension of this assessment in 1996 for healthy institutions.

The $102 million increase in operating expense before net revenue from acquired property in the first half of 1996, compared with the first half of 1995, primarily resulted from the same factors responsible for the second quarter increase, as well as the following charges recorded in the first quarter of 1996: an $18 million charge for the Corporation's early retirement enhancement program which was offered during the first quarter of 1996; $4 million of severance expense; and $6 million of expense related to the further reconfiguration of the retail delivery system.

Excluding the expense from the early retirement enhancement program, severance and the reconfiguration of the retail delivery system, operating expense before net revenue from acquired property totaled $540 million in the first quarter of 1996, compared with $541 million in the second quarter of 1996.

Mellon Reports Earnings
July 16, 1996
Page 12


Nonperforming Assets(a)
- -----------------------



                                          June 30,   March 31,   Dec. 31,   June 30,
(in millions)                                 1996        1996       1995       1995
- ------------------------------------------------------------------------------------
Domestic nonperforming loans:
  Consumer mortgage                          $  58       $  53      $  61      $  59
  Commercial real estate                        40          53         39         42
  Other domestic                                32          71         67         98
- ------------------------------------------------------------------------------------
     Total nonperforming loans                 130         177        167        199
Acquired property:
  Real estate acquired                          84          86         87         98
  Reserve for real estate acquired             (11)        (13)       (18)       (21)
- ------------------------------------------------------------------------------------
     Total acquired property, net of
      reserve                                   73          73         69         77
- ------------------------------------------------------------------------------------
     Total nonperforming assets              $ 203       $ 250      $ 236      $ 276
- ------------------------------------------------------------------------------------
Nonperforming loans as a percentage of
 total loans                                   .47%        .66%       .60%       .72%
Nonperforming assets as a
 percentage of total loans and net
 acquired property                             .74%        .93%       .85%       .99%
- ------------------------------------------------------------------------------------

(a) Excludes segregated assets.

Nonperforming assets decreased $47 million, or 19%, from March 31, 1996, and are at their lowest level since 1982. This decrease resulted from lower nonperforming loans due to the partial sale and repayment of commercial loans to an engineering/construction company as well as credit losses, repayments and returns to accrual status. Nonperforming assets decreased $73 million, or 27%, compared with June 30, 1995, primarily as a result of the same factors responsible for the second quarter decrease. The nonperforming assets ratio at June 30, 1996, was .74%, compared with .93% at March 31, 1996, and .99% at June 30, 1995.

Reserve for Credit Losses
- -------------------------



                                               June 30,    March 31,    Dec. 31,    June 30,
(in millions)                                      1996         1996        1995        1995
- --------------------------------------------------------------------------------------------
Reserve for credit losses (a)                     $ 467        $ 468       $ 471       $ 583
Reserve as a percentage of total loans             1.71%        1.74%       1.70%       2.10%
- --------------------------------------------------------------------------------------------

(a) Excludes reserve for segregated assets.



The $116 million decrease in the reserve for credit losses from June 30, 1995, primarily resulted from credit losses taken on the CornerStone/sm/ credit card loans during 1995, including the loans that were transferred to the accelerated resolution portfolio in the fourth quarter.

Mellon Reports Earnings
July 16, 1996
Page 13


Selected Capital Data
- ---------------------


(in millions, except               June 30,     March 31,     Dec. 31,     June 30,
per share amounts)                     1996          1996         1995         1995
- -----------------------------------------------------------------------------------
Common shareholders' equity        $  3,332      $  3,384     $  3,590     $  3,643
Common shareholders' equity
 to assets ratio                       7.79%         8.14%        8.83%        9.10%

Tangible common shareholders'
 equity                            $  2,426      $  2,450     $  2,632     $  2,646
Tangible common shareholders'
 equity to assets ratio (a)            5.79%         6.03%        6.63%        6.78%

Total shareholders' equity         $  3,767      $  3,819     $  4,025     $  4,078
Total shareholders' equity
 to assets ratio                       8.81%         9.19%        9.90%       10.19%

Tier I capital ratio                   7.50 (b)      7.69         8.14         8.98
Total (Tier I and Tier II)
 capital ratio                        11.90 (b)     12.20        11.29        12.31
Leverage capital ratio                 7.20 (b)      7.52         7.80         8.32

Book value per common share        $  25.61      $  25.55     $  26.17     $  25.59
Closing common stock price            57.00         55.25        53.75       41.625
Market capitalization                 7,414         7,317        7,374        5,925
Common shares outstanding (000)     130,069       132,443      137,187      142,353


(a) Common shareholders' equity less goodwill and other intangibles divided by total assets less goodwill and other intangibles.

(b) Estimated.

The decrease in the Corporation's common and total shareholders' equity at June 30, 1996, compared with March 31, 1996, and June 30, 1995, resulted from repurchases of common stock offset in part by earnings retention. In addition, asset growth resulted in a decrease in the Corporation's capital ratios compared with the prior-year periods.

In May 1996, the board of directors of the Corporation authorized the repurchase of up to 5 million shares of common stock. This repurchase program is in addition to the 3.5 million share repurchase program announced in the first quarter of 1996. At June 30, 1996, the Corporation had completed the 3.5 million share repurchase program and had repurchased .2 million shares under the 5 million share repurchase program. Since the beginning of 1995, the Corporation has repurchased 21 million common shares, prior to any

Mellon Reports Earnings
July 16, 1996
Page 14


reissuances, as well as warrants for 4.5 million shares of common stock. At June 30, 1996, common stock and stock equivalents totaled 132.0 million shares.

On April 16, 1996, the Corporation announced a 9% increase in the quarterly common dividend to $.60 per common share. The increased dividend was paid on May 15, 1996, to shareholders of record on April 30, 1996. This is the fifth quarterly common dividend increase that the Corporation has announced since the beginning of 1994, resulting in a total common dividend per share increase of 137%.

                                 SUMMARY DATA
                            Mellon Bank Corporation


(dollar amounts in millions,                                    Three months ended      Six months ended
 except per share amounts;                                            June 30,                 June 30,
  common shares in thousands)                                   ------------------        ----------------
                                                                 1996         1995        1996        1995
                                                                 ----         ----        ----        ----
Selected key data
- -----------------
  Net income per common share
    (primary)                                                $   1.26      $   1.09   $   2.50    $   2.17
  Net income per common share
    (fully diluted)                                          $   1.26      $   1.09   $   2.50    $   2.16
  Net income applicable to
    common stock                                             $    169      $    162   $    338    $    322
  Tangible net income applicable to
   common stock (a)                                          $    187      $    181   $    375    $    359

  Return on common shareholders'
    equity (b)                                                   20.4%         17.5%      20.0%       17.5%
  Return on tangible common
   shareholders' equity (a)(b)                                   31.3%         26.6%      30.7%       26.8%

  Return on assets (b)                                           1.70%         1.75%      1.73%       1.76%
  Return on tangible assets (a)(b)                               1.92%         1.99%      1.96%       2.00%

  Common equity to assets                                        7.79%         9.10%      7.79%       9.10%
  Tangible common equity to assets                               5.79%         6.78%      5.79%       6.78%

Average balances for the period
- -------------------------------
  Money market investments                                   $  1,387      $  1,165   $  1,338    $  1,197
  Trading account securities                                      181           220        160         268
  Securities                                                    6,658         4,681      5,999       4,785
  Loans                                                        26,798        27,076     26,928      26,874
  Total interest-earning assets                                35,024        33,142     34,425      33,124
  Total assets                                                 42,096        39,370     41,472      39,130
  Total tangible assets                                        41,173        38,366     40,538      38,115
  Deposits                                                     30,949        27,100     30,112      27,208
  Total interest-bearing liabilities                           28,342        27,236     28,164      27,144
  Common shareholders' equity                                   3,327         3,726      3,393       3,713
  Tangible common shareholders' equity                          2,404         2,722      2,459       2,698
  Total shareholders' equity                                    3,762         4,161      3,828       4,148

Computation of net income per common
  share (primary)
- ------------------------------------
  Net income applicable to common stock                      $    169      $    162   $    338    $    322
                                                             ========      ========   ========    ========

  Average common shares outstanding                           131,350       145,465    133,010     146,185
  Other common stock equivalents, net of
   shares assumed repurchased:
     Stock options                                              1,879         1,929      1,859       1,672
     Warrants                                                       -           661          -         541
                                                              --------     --------   --------    --------

     Total stock and stock equivalents (c)                     133,229      148,055    134,869     148,398
                                                              ========     ========   ========    ========
Net income per common share                                    $  1.26      $  1.09    $  2.50     $  2.17
                                                              ========     ========   ========    ========

- ----------------------
(a) Tangible net income applicable to common stock, return on tangible common shareholders' equity and return on tangible assets, exclude the after-tax impact of the amortization of goodwill and other identified intangibles resulting from accounting for business combinations under the purchase method of accounting.
(b) Annualized.  All amounts are based on unrounded numbers.
(c) Fully diluted stock and stock equivalents were 133,413 and 135,118 for the second quarter and first half of 1996, respectively, compared with 148,291 and 149,288 for the second quarter and first half of 1995, respectively.

                    CONDENSED CONSOLIDATED INCOME STATEMENT
                            Mellon Bank Corporation


                                            Three months ended    Six months ended
(in millions, except per                         June 30,             June 30,
   share amounts)                          --------------------  ------------------
                                             1996       1995       1996      1995
                                             ----       ----       ----      ----
Interest revenue
- ----------------
Interest and fees on loans (loan fees
 of $24, $19, $48 and $35)                    $ 550      $ 609    $1,116    $1,192
Interest-bearing deposits with banks             10          8        19        15
Federal funds sold and securities
 under resale agreements                          7          8        13        19
Other money market investments                    1          1         3         1
Trading account securities                        2          3         4         9
Securities                                      107         77       195       155
                                              -----      -----    ------    ------
     Total interest revenue                     677        706     1,350     1,391

Interest expense
- ----------------
Interest on deposits                            216        220       434       425
Federal funds purchased and securities
 under repurchase agreements                     26         33        53        62
Other short-term borrowings                      29         39        66        73
Notes and debentures                             34         29        62        57
                                              -----      -----    ------    ------
     Total interest expense                     305        321       615       617
                                              -----      -----    ------    ------
     Net interest revenue                       372        385       735       774
Provision for credit losses                      25         20        50        40
                                              -----      -----    ------    ------
     Net interest revenue after
      provision for credit losses               347        365       685       734

Noninterest revenue
- -------------------
Trust and investment management fees            248        225       489       444
Cash management and deposit
 transaction charges                             52         48       101        95
Mortgage servicing fees                          44         25        85        50
Credit card fees                                 30         22        63        41
Foreign currency and securities trading          20         25        41        49
Other                                            80         60       198       125
                                              -----      -----    ------    ------
     Total fee revenue                          474        405       977       804
Gains on sale of securities                       -          1         1         -
                                              -----      -----    ------    ------
     Total noninterest revenue                  474        406       978       804

Operating expense
- -----------------
Staff expense                                   255        229       532       469
Net occupancy expense                            50         48       106        99
Professional, legal and other
 purchased services                              50         50        97        88
Equipment expense                                36         34        71        68
Amortization of mortgage servicing
 rights and purchased credit card
 relationships                                   27         13        55        26
Amortization of goodwill and other
 intangible assets                               24         24        49        48
Other expense                                    99        110       199       209
Net revenue from acquired property               (1)        (8)       (9)      (12)
                                              -----      -----    ------    ------
     Total operating expense                    540        500     1,100       995
                                              -----      -----    ------    ------
     Income before income taxes                 281        271       563       543
Provision for income taxes                      102         99       205       201
                                              -----      -----    ------    ------
     Net income                                 179        172       358       342
Dividends on preferred stock                     10         10        20        20
                                              -----      -----    ------    ------
     Net income applicable to
      common stock                            $ 169      $ 162    $  338    $  322
                                              =====      =====    ======    ======

Primary net income per common share           $1.26      $1.09     $2.50     $2.17
                                              =====      =====    ======    ======
Fully diluted net income per
 common share                                 $1.26      $1.09     $2.50     $2.16
                                              =====      =====    ======    ======

                      CONDENSED CONSOLIDATED BALANCE SHEET
                            Mellon Bank Corporation



(dollar amounts in millions)                  June 30,   Dec. 31,   June 30,
                                                1996       1995       1995
                                              ---------  ---------  ---------
 Assets
- -------
 Cash and due from banks                       $ 2,765    $ 2,342    $ 2,218
 Money market investments                        1,258        860        833
 Trading account securities                        112         62        267
 Securities available for sale                   4,450      2,913      1,953
 Investment securities(approximate fair
  value of $2,481, $2,554 and $3,136)            2,515      2,519      3,133
 Loans, net of unearned discount of
   $59, $44 and $58                             27,356     27,690     27,765
 Reserve for credit losses                        (467)      (471)      (583)
 Premises and equipment                            556        556        554
 Acquired property, net of reserves of
  $11, $18 and $21                                  73         69         77
 Goodwill and other intangibles                    906        958        997
 Mortgage servicing rights and purchased
  credit card relationships                        734        682        432
 Other assets                                    2,511      2,466      2,370
                                               -------    -------    -------
      Total assets                             $42,769    $40,646    $40,016
                                               =======    =======    =======

 Liabilities
- ------------
 Deposits in domestic offices                  $27,258    $24,870    $23,559
 Deposits in foreign offices                     4,446      4,391      3,248
 Short-term borrowings                           3,761      4,317      5,648
 Other liabilities                               1,566      1,600      1,615
 Notes and debentures (with original
  maturities over one year)                      1,971      1,443      1,868
                                               -------    -------    -------
      Total liabilities                         39,002     36,621     35,938

 Shareholders' equity
- ---------------------
 Preferred stock                                   435        435        435
 Common shareholders' equity:
   Common stock - $.50 par value
    Authorized - 200,000,000 shares
    Issued - 147,165,480 shares                     74         74         74
   Additional paid-in capital                    1,855      1,850      1,843
   Retained earnings                             2,297      2,118      1,950
   Net unrealized gain (loss) on assets
    available for sale, net of tax                 (30)        18        (21)
   Treasury stock of 17,096,369; 9,978,407
    and 4,812,259 shares at cost                  (864)      (470)      (203)
                                               -------    -------    -------
      Total common shareholders' equity          3,332      3,590      3,643
                                               -------    -------    -------
      Total shareholders' equity                 3,767      4,025      4,078
                                               -------    -------    -------
      Total liabilities and shareholders'
       equity                                  $42,769    $40,646    $40,016
                                               =======    =======    =======
